Exhibit 10.23
FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT
BY AND BETWEEN
HUMAN GENOME SCIENCES, INC. AND CRAIG A. ROSEN, PH. D.
     WHEREAS, HUMAN GENOME SCIENCES, INC. (the “Company”) and CRAIG A. ROSEN, Ph.D. (“Executive”) have entered into an EMPLOYMENT AGREEMENT, dated as of May 6, 2004 (the “Employment Agreement”);
     WHEREAS, the Company and Executive now desire to amend the Employment Agreement to reflect an agreement between the parties regarding certain terms of the Employment Agreement; and
     WHEREAS, Section 14 of the Employment Agreement provides that all amendments to the Employment Agreement must be in writing and signed by both parties.
     NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
     1. Sections 5(e) and 6(d) of the Employment Agreement are hereby amended to waive the requirement that Executive provide the Company with at least ninety (90) days’ advance written notice, if Executive voluntarily terminates employment, other than for Good Reason, after the start of employment with the Company of a new Chief Executive Officer.
     2. Section 6(d)(ii) of the Employment Agreement is hereby deleted in its entirety.
     3. Section 6(h)(ii)(A) of the Employment Agreement is hereby amended in its entirety as follows:
“(A) A salary continuation benefit (the “Salary Continuation”), based on Executive’s Base Salary as in effect as of the Date of Termination, for the eighteen (18)-month period that commences on the Date of Termination (the “18-Month Salary Continuation Period”); provided, however, that no payments of Salary Continuation shall be paid to the Executive during the six (6)-month period immediately following the Date of Termination (the “IRC Section 409A Period”). On the first business day after expiration of the IRC Section 409A Period, Executive shall be paid a single sum payment equal to the aggregate Base Salary that Executive would have been paid if Executive had remained actively employed by the Company during the IRC Section 409A Period. Thereafter, Executive’s Base Salary shall be paid at the same time and in the same manner as Base Salary would have been paid if Executive had remained actively employed by the Company until the end of the 18-Month Salary Continuation Period.”

     4. Section 6(h)(ii)(C) of the Employment Agreement is hereby amended in its entirety as follows:
“(C) Executive and his eligible dependents have the right to elect COBRA continuation coverage under the Health Plan, and any premiums for such COBRA coverage shall be paid solely by Executive. As soon as practical after expiration of the IRC Section 409A Period, the Company shall reimburse Executive in a single sum payment for the aggregate amount of any COBRA premiums paid to the Health Plan by Executive during the IRC Section 409A Period. Thereafter, the Company shall reimburse Executive monthly for the amount of COBRA premiums paid by Executive as soon as practical after such payments are paid by Executive to the Health Plan. At the end of the COBRA continuation period, the Company shall continue to provide coverage for Executive and his eligible dependents for sixty (60) months under the Health Plan at Executive’s sole expense; provided that Executive is not eligible to participate in a group health plan of another entity. Executive’s (and his eligible dependents’) right to receive coverage under this Agreement (other than COBRA coverage) and his right to reimbursement for payment of COBRA premiums will terminate upon the earlier of the date specified herein or the date that Executive (or such eligible dependent, as applicable) first becomes eligible to participate in a group health plan of another entity.”
     5. Section 7(a) of the Employment Agreement is hereby amended by adding the following sentence at the end thereof:
“The provisions of this Section 7(a) shall not apply to Executive’s activities with TriGenesys, Inc., a Delaware corporation (“TriGenesys”), that are consistent with the terms and conditions of that certain Asset Purchase Agreement entered into by and between the Company and TriGenesys, dated December 12, 2005 (the “APA”) and the related licensing agreement.”
     6. Section 7(b) of the Employment Agreement is hereby amended in its entirety as follows:
“(b) COMPETITIVE BUSINESSES. During the eighteen (18)-month period following the Date of Termination, Executive shall be permitted, directly or indirectly, to engage in or assist others in engaging in a business which, at the Date of Termination, is in competition with the Company or any of its subsidiary or affiliate companies, whether as an owner, officer, director, employee, consultant, partner or agent, until such time, if any, as the organization or person engaged in such competitive business owns a product approved by the Food and Drug Administration (“FDA”) that is in direct competition with a product of the Company or any of its subsidiary or affiliate companies approved by the FDA and sold by the Company or any of its subsidiary or affiliate companies, in which event Executive shall terminate Executive’s relationship with such organization or person within ten (10) business days following the date Executive becomes aware of such competitive situation. The provisions of this Section 7(b) shall not apply to Executive’s activities with TriGenesys that are consistent with the terms and conditions of the APA. Notwithstanding the foregoing, in no event shall it be a violation of this Section 7(b) for Executive to enter the employ of, or render any services to, whether as an owner, officer, director, employee, consultant, partner or agent, any person, firm, entity or corporation engaged in any not-for-profit business or any academic institution.”
     7. Section 7(c) of the Employment Agreement is hereby amended in its entirety as follows:
“(c) SOLICITATION OF EMPLOYEES. During Executive’s employment with the Company and for a period of twelve (12) months after the Date of Termination, Executive shall not solicit, participate in or promote the solicitation of any person who was employed by the Company or any of its subsidiary or affiliate companies at the time of the Date of Termination to leave the employ of the Company or any of its subsidiary or affiliate companies, or, on behalf of himself or any other person, hire, employ or engage any such person. Executive further agrees that, during such time, if an employee of the Company or any of its subsidiary or affiliate companies contacts Executive about prospective employment, Executive will inform such employee that he cannot discuss the matter further without informing the Company. The provisions of this Section 7(c) shall not apply with respect to the employees, of the Company or any of its subsidiary or affiliate companies, who are specifically identified on an appropriate schedule to the APA to whom offers of employment may be extended by TriGenesys.”
     8. The Employment Agreement is hereby amended to add a new Section 19 as follows:
“19. CONSULTING SERVICES. In consideration of the payments received under Section 6(h) of this Agreement, Executive agrees to provide consulting services to the Company during the one (1) year period after the Date of Termination on an as-needed basis upon the request of the Company, up to 25 hours per month unless the parties mutually agree otherwise. No additional consideration will be paid for these consulting services.”
     9. In all other respects, the Employment Agreement is hereby ratified and confirmed.
[Signature page follows]

     IN WITNESS WHEREOF, the Company and Executive hereby amend the Employment Agreement, effective as of this 13th day of December, 2005.

CRAIG A. ROSEN, Ph.D.	WITNESS:

/s/ Craig A. Rosen, Ph.D.	/s/ Rose Hadidian

HUMAN GENOME SCIENCES, INC.	ATTEST:

By: /s/ Susan Bateson McKay	/s/ James H. Davis, Ph.D.,

Title: Senior Vice President, Human Resources